UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2017

VOLT INFORMATION SCIENCES, INC.

(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1133 Avenue of the Americas, New York, New York 10036

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 704-2400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 6, 2017, Volt Information Sciences, Inc. (“Volt”), Volt Delta Resource Holdings, Inc. (the “Seller”), a wholly owned subsidiary of Volt, Maintech Holdings, LLC (“Buyer”) and MTECH Holdings, LLC entered into a Stock Purchase Agreement (the “Sale Agreement”) pursuant to which, among other things, Buyer acquired all of the issued and outstanding capital stock of Maintech, Incorporated (“Maintech”) from the Seller on a cash-free, debt-free basis (the “Acquisition”). Buyer is a newly-formed holding company and affiliate of Oak Lane Partners, LLC, whose management team has significant experience in the technology infrastructure support industry.

Under the terms of the Sale Agreement, the purchase price for the Acquisition was $18.3 million, subject to a $100,000 holdback (the “Holdback”), deductions for outstanding debt and certain expenses and a customary closing working capital adjustment, which resulted in a net amount of $13.9 million paid to Seller at closing. Such amount is subject to potential adjustment following closing pursuant to (i) a customary post-closing working capital adjustment and (ii) the release to Volt of the Holdback in the event that certain conditions are satisfied. In the Sale Agreement, the Seller and Buyer made certain customary representations and warranties and agreed to certain customary covenants. In addition, pursuant to the terms of the Sale Agreement, the Seller agreed to certain non-competition and related covenants, in each case, as further described in the Sale Agreement. The Sale Agreement also includes mutual indemnification obligations between Buyer and Seller, including with respect to breaches of representations, warranties, covenants and agreements made by such parties in the Sale Agreement. As a result of the Acquisition, Maintech became a wholly-owned subsidiary of Buyer.

In addition, in connection with the Acquisition, certain ancillary agreements were entered into, including, among others, a Transition Services and Asset Transfer Agreement, dated March 6, 2017 (the “Transition Services Agreement”), by and between Volt and Maintech pursuant to which Volt agreed to provide certain transition services to Maintech in order to facilitate the transition of Maintech to Buyer pursuant to the Sale Agreement. Under the Transition Services Agreement, Volt has agreed to provide certain accounting, benefits, payroll, and other transition-related services to Maintech for up to six (6) months following the closing of the Acquisition. During such period, Maintech will arrange to transition the services it receives pursuant to the Transition Services Agreement to its own personnel and/or other service providers. In consideration of the services contemplated to be delivered by Volt pursuant to the Transition Services Agreement, Maintech will pay Volt agreed upon, customary amounts on a monthly basis. In addition, the Transition Services Agreement provides for the transfer of specified assets and liabilities relating to the business of Maintech from affiliates of Volt to the Buyer or its designee(s) following the closing of the Acquisition.

The foregoing summary of the Sale Agreement, the Transition Services Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Sale Agreement and the Transition Services Agreement attached hereto as Exhibit 2.1 and Exhibit 10.1, respectively, which Exhibits are incorporated herein by reference.

The Sale Agreement and the Transition Services Agreement have been provided solely to inform Volt’s shareholders and investors of their terms. They are not intended to provide any other factual information about Volt, the Seller or Maintech. The representations, warranties and covenants contained in the Sale Agreement and the Transition Services Agreement were made only for purposes of such agreements and as of specific dates, were made solely for the benefit of the parties to the Sale Agreement and the Transition Services Agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Sale Agreement or the Transition Services Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, Volt. Such shareholders and investors are not third-party beneficiaries of the Sale Agreement or the Transition Services Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Volt, the Seller or Maintech or any of their respective subsidiaries or affiliates.

Item 8.01.	Other Events.

On March 7, 2017, Volt issued a press release with respect to the Acquisition. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Stock Purchase Agreement, dated as of March 6, 2017, entered into by and among Volt Delta Resource Holdings, Inc., Maintech Holdings, LLC, MTECH Holdings, LLC and Volt Information Sciences, Inc.

10.1*	Transition Services Agreement, dated as of March 6, 2017, entered into by and between Volt Information Sciences, Inc. and Maintech, Incorporated.

99.1	Press release issued by Volt on March 7, 2017.

*	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volt Information Sciences, Inc.

Date: March 7, 2017	By:	/s/ Nancy Avedissian
Nancy Avedissian Senior Vice President, General Counsel & Corporate Secretary